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PRESS RELEASE

FROM:

                                    NYSE: NLY
                        ANNALY MORTGAGE MANAGEMENT, INC.
                     1211 Avenue of the Americas, Suite 2902
                               New York, NY 10036
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FOR FURTHER INFORMATION

Kathryn F. Fagan, Treasurer & CFO
(888) 8Annaly
www.annaly.com

FOR IMMEDIATE RELEASE
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ANNALY MORTGAGE MANAGEMENT ANNOUNCES SIGNING OF SALES AGENCY AGREEMENT FOR AN
EQUITY SHELF PROGRAM

NEW YORK, July 8, 2002 (BUSINESS WIRE) Annaly Mortgage Management, Inc. ("Annaly") (NYSE: NLY) announced today that it has entered into a Sales Agency Agreement with UBS Warburg LLC ("UBS Warburg"). Under this agreement, Annaly may sell from time to time up to a maximum of 8,254,598 shares of Annaly's common stock through the sales agent, UBS Warburg. The shares will be sold to the public at market prices from time to time as agreed to by Annaly and UBS Warburg. As stated by Michael Farrell, CEO, Chairman, and President, "We are pleased to have this Equity Shelf Program in place to take advantage of opportunities in the market. This will allow us to prudently raise capital on an accretive basis over time rather than in one large lump sum. We can be selective about the timing of the additional capital, as well as the amount, within the limits of the plan."

Annaly is a Maryland corporation which owns and manages a portfolio of mortgage-backed securities. Annaly's principal business objective is to generate net income for distribution to stockholders from the spread between the interest income on its mortgage-backed securities and the costs of borrowing to finance their acquisition. All of the assets in Annaly's portfolio are FNMA, GNMA or FHLMC securities, which carry an implied "AAA" rating. Annaly has elected to be taxed as a real estate investment trust ("REIT").

This news release, and Annaly's public documents to which Annaly refers, contain or incorporate by reference certain forward-looking statements. When used, statements which are not historical in nature, including the words "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, including, among other things: business conditions and

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the general economy, especially as they affect interest rates; the federal, state, and local regulatory environment; an increase in the prepayment rate on the loans that back Annaly's mortgage-backed securities; the inability to borrow at favorable rates; and the inability to maintain Annaly's REIT qualification.

Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are detailed from time to time in reports filed by Annaly with the Securities and Exchange Commission, including Forms 10-Q and 10-K.

Annaly undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

     Annaly Mortgage Management
     Kathryn F. Fagan
     888/8Annaly
     www.annaly.com
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